Exhibit 10.01

LOAN AND SECURITY AGREEMENT

WPCS INTERNATIONAL INCORPORATED

WPCS INTERNATIONAL – SUISUN CITY, INC.

WPCS INTERNATIONAL – SEATTLE, INC.

WPCS INTERNATIONAL – PORTLAND, INC.

WPCS INTERNATIONAL – HARTFORD, INC.

WPCS INTERNATIONAL – LAKEWOOD, INC.

WPCS INTERNATIONAL – TRENTON, INC.

and

SOVEREIGN BANK, N.A.

Dated as of January 27, 2012

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SECTION V. REPRESENTATIONS AND WARRANTIES		26
5.1	Corporate Organization and Validity.	27
5.2	Places of Business	27
5.3	Pending Litigation	27
5.4	Title to Properties	28
5.5	Governmental Consent	28
5.6	Taxes	28
5.7	Financial Statements	28
5.8	Full Disclosure	28
5.9	Subsidiaries	28
5.10	Investments, Guarantees, Contracts, etc.	28
5.11	Government Regulations, etc.	29
5.12	Business Interruptions	30
5.13	Names and Intellectual Property.	30
5.14	Other Associations	30
5.15	Environmental Matters	30
5.16	Regulation O	31
5.17	Capital Stock	31
5.18	Solvency	31
5.19	Perfection and Priority	31
5.20	Commercial Tort Claims	31
5.21	Letter of Credit Rights	31
5.22	Deposit Accounts	31
5.23	Inactive Subsidiary	31
5.24	Anti-Terrorism Laws.	31
SECTION VI. BORROWER'S AFFIRMATIVE COVENANTS		32
6.1	Payment of Taxes and Claims	32
6.2	Maintenance of Properties and Corporate Existence.	33
6.3	Business Conducted	33
6.4	Litigation	33
6.5	Issue Taxes	33
6.6	Bank Accounts	33
6.7	Employee Benefit Plans	33
6.8	Financial Covenants	33
6.9	Financial and Business Information	33
6.10	Officers' Certificates	34
6.11	Audits and Inspection	35
6.12	Tax Returns, Financial Statements and Other Reports	35
6.13	Information to Participant	35
6.14	Material Adverse Developments	35
6.15	Places of Business	35
6.16	Commercial Tort Claims	35
6.17	Letter of Credit Rights	35
6.18	Lost Documents	35
6.19	Additional Borrower	35

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6.20	Remote deposit	36
6.21	Post Closing Covenants.	36
SECTION VII. BORROWER'S NEGATIVE COVENANTS.		36
7.1	Merger, Consolidation, Dissolution or Liquidation.	36
7.2	Acquisitions	36
7.3	Liens and Encumbrances	36
7.4	Transactions With Affiliates or Subsidiaries.	36
7.5	Guarantees	37
7.6	Distributions, Bonuses and Other Indebtedness	37
7.7	Loans and Investments	37
7.8	Use of Lenders' Name	37
7.9	Miscellaneous Covenants.	37
7.10	Jurisdiction of Organization	37
SECTION VIII. DEFAULT		37
8.1	Events of Default	37
8.2	Cure	39
8.3	Rights and Remedies on Default.	39
8.4	Nature of Remedies	40
8.5	Set Off.	40
SECTION IX. MISCELLANEOUS		40
9.1	Governing Law	40
9.2	Integrated Agreement	40
9.3	Waiver	40
9.4	Indemnity.	40
9.5	Time	41
9.6	Expenses of Lender	41
9.7	Brokerage	41
9.8	Notices.	41
9.9	Headings	42
9.10	Survival	42
9.11	Successors and Assigns.	42
9.12	Duplicate Originals	43
9.13	Modification	43
9.14	Signatories	43
9.15	Third Parties	43
9.16	Discharge of Taxes, Borrower's Obligations, Etc	43
9.17	Withholding and Other Tax Liabilities	43
9.18	Consent to Jurisdiction	44
9.19	Additional Documentation	44
9.20	Advertisement.	44
9.21	Waiver of Jury Trial	44
9.22	Consequential Damages	44

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LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement ("Agreement") is dated this 27th day of January, 2012, by and among WPCS International Incorporated, a Delaware corporation ("WPCS"), WPCS International – Suisun City, Inc., a California corporation (“WPCS Suisun City”),  WPCS International – Seattle, Inc., a Washington corporation (“WPCS Seattle”), WPCS International – Portland, Inc., an Oregon corporation (“WPCS Portland”), WPCS International – Hartford, Inc., a Connecticut corporation (“WPCS Hartford”), WPCS International – Lakewood, Inc., a New Jersey corporation (“WPCS Lakewood”), and WPCS International – Trenton, Inc., a New Jersey corporation (“WPCS Trenton,” and collectively with WPCS, WPCS Suisun City, WPCS Seattle, WPCS Portland, WPCS Hartford and WPCS Lakewood, the “Borrower”) and Sovereign Bank, N.A., a national banking association ("Lender").

BACKGROUND

A.           Borrower desires to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrower under the terms and provisions hereinafter set forth.

B.           The parties desire to define the terms and conditions of their relationship in writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I. DEFINITIONS AND INTERPRETATION

1.1 Terms Defined.  As used in this Agreement, the following terms have the following respective meanings:

Account – All of the "accounts" (as that term is defined in the UCC) of Borrower, whether now existing or hereafter arising.

Account Debtor – Any Person obligated on any Account owing to Borrower.

Advance(s) – Any monies advanced or credit extended to Borrower by Lender under the Revolving Credit, including without limitation, cash advances and the issuance of Letters of Credit.

Advance Request – Section 2.4(c)(iii).

Affiliate – With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Control may be by ownership, contract, or otherwise.

Anti-Terrorism Laws – Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Asset Sale – The sale, transfer, lease, license or other disposition by Borrower, or by any Subsidiary of Borrower, to any Person other than Borrower, of any Property now owned, or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than the sale of Inventory in the ordinary course of business.  An Asset Sale includes, but is not limited to, a merger, consolidation, division, conversion, dissolution or liquidation of Borrower and any sale, lease, license or transfer of a division of Borrower.

Assignment of Claims Act – The Federal Assignment of Claims Act, 31 U.S.C. § 3727 et seq., as amended from time to time.

Authorized Officer – Any officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower to request Advances or execute Quarterly Compliance Certificates as set forth in the authorization certificate delivered to Lender substantially in the form of Exhibit “A” attached hereto.

Bank Affiliate – Any bank that is controlled by Lender.  A bank shall be deemed  controlled by Lender if (i) Lender, directly or indirectly, or acting through one or more other Persons, owns, controls or has power to vote twenty-five percent (25%) or more of any class of voting securities of the bank; or (ii) Lender controls in any manner the election of a majority of the directors or trustees of the bank.

Billings in Excess of Cost - Any amounts billed to Account Debtors (including milestone payments) with respect to goods and/or services that have not yet been delivered or performed.

Blocked Person – Section 5.23.

Blue Chip Customer – Each of Verizon, Motorola, Johnson Controls, Genentech, Siemens, Simplex Grinnell, ATT, Honeywell and Sprint/Nextel.

Borrowing Base – As of the date of determination thereof, an amount equal to the lesser of (i) the Maximum Revolving Credit Amount less the Letter of Credit Amount, or (ii) the sum of (A) eighty percent (80%) of Eligible Accounts plus (B) the lesser of (1) Seven Hundred and Fifty Thousand Dollars ($750,000) or (2) forty percent (40%) of Eligible Inventory minus (C) the Letter of Credit Amount minus (D) such reserves, in such amounts and with respect to such matters, as Lender may deem reasonably proper and necessary from time to time at its own discretion (including, without limitation, (i) the Subcontractor Reserve, (ii) a reserve relating to the Tax and Judgment Liens in the aggregate amount of $54,946.44 and (iii) any amounts paid by Borrower in connection with any Hedging Agreements).

Borrowing Certificate – Section 6.9(a)(vi).

Business Day – A day other than Saturday or Sunday when Lender is open for business in Philadelphia, Pennsylvania.

Capitalized Lease Obligations – Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

Capital Expenditures – For any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

Capital Stock – Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation), whether voting or non-voting, and any and all warrants, options or other rights to purchase any of the foregoing.

Cash Collateral Account – Section 2.4(b).

Change of Control – The occurrence of any of the following: (a) 100% of the Capital Stock of any Borrower (other than WPCS) is no longer owned or controlled by WPCS (including for the purposes of the calculation of percentage ownership, any Capital Stock into which any Capital Stock of any Borrower held by WPCS are convertible or for which any such Capital Stock of any Borrower or of any other Person may be exchanged and any Capital Stock issuable to WPCS upon exercise of any warrants, options or similar rights which may at the time of calculation be held by WPCS), (b) (i) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the United States Securities and Exchange Commission under the Exchange Act) of 20% or more of the voting Capital Stock of WPCS or (ii) from and after the date hereof, individuals who on the date hereof constitute the Board of Directors of WPCS (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of WPCS was approved by a vote of a majority of the directors then still in office who were either directors on the date hereof or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors of WPCS then in office; or (c) any merger, consolidation or sale of substantially all of the property or assets of any Borrower or any direct or indirect Subsidiary of any Borrower except as permitted by Section 7.1.

Closing – Section 4.8.

Closing Date – Section 4.8.

Collateral – All of the Property and interests in Property described in Section 3.1 of this Agreement and all other Property, and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.

Collateral Pledge Agreement – That certain Collateral Pledge Agreement dated as of the date hereof, between WPCS, as Pledgor (as defined therein), and Lender, as Secured Party (as defined therein), as same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

Consolidated Amortization Expense – For any period, the aggregate consolidated amount of amortization expenses of Borrower and its Subsidiaries, as determined in accordance with GAAP.

Consolidated Cash Flow – For any period, the Consolidated Net Income (or deficit) of Borrower and its Subsidiaries plus (a) Consolidated Interest Expense, plus (b) Consolidated Depreciation Expense, plus (c) Consolidated Amortization Expense, plus (d) Consolidated Tax Expense, plus (e) extraordinary non-cash losses, minus (f) extraordinary gains, all as determined in accordance with GAAP.

Consolidated Depreciation Expense – For any period, the aggregate, consolidated amount of depreciation expenses of Borrower and its Subsidiaries, as determined in accordance with GAAP.

Consolidated Interest Expense – For any period (without duplication), the aggregate, consolidated amount of interest expense required to be paid or accrued during such period on all Indebtedness of Borrower and its Subsidiaries outstanding during all or any part of such period, as determined in accordance with GAAP.

Consolidated Net Income – For any period, consolidated net income after taxes of Borrower and its Subsidiaries as such would appear on the consolidated statement of income of Borrower and its Subsidiaries, prepared in accordance with GAAP.

Consolidated Tax Expense – For any period, the aggregate consolidated amount of income tax expenses of Borrower and its Subsidiaries, as determined in accordance with GAAP.

Default – Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

Disqualified Stock – Any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or Capital Stock that meets the requirements of clauses (i) and (ii), or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Revolving Credit Maturity Date.

Distribution –

a. Cash dividends or other cash distributions on any now or hereafter outstanding Capital Stock of Borrower;

b. The redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and

c. Any loans or advances (other than salaries), to any shareholder(s), partner(s) or member(s) of Borrower.

Eligible Accounts – All Accounts of Borrower meeting all of the following specifications: (i) the Account is lawfully and exclusively owned by Borrower and subject to a first priority Lien in favor of Lender and subject to no other Lien (other than Permitted Liens, if applicable, and Liens granted under this Agreement) and Borrower has the right of assignment thereof and the power to grant a security interest therein; (ii) the Account does not represent a rebilling and is valid and enforceable representing the undisputed indebtedness of an Account Debtor not more than ninety (90) days past the original invoice date (other than with respect to Accounts owing by any Blue Chip Customer, which shall not be more than one hundred and twenty (120) days past the original invoice date); (iii) not more than fifty percent (50%) of the aggregate balance of all Accounts owing from an Account Debtor obligated on the Account are outstanding more than sixty (60) days past their original due dates or ninety (90) days past their original invoice dates; (iv) the amount of the Account, when aggregated with all other Accounts of such Account Debtor, is less than fifteen percent (15%) of the face value of all Accounts of Borrower then outstanding; (v) the Account is not a contra Account and is not subject to any defense, set-off, or counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment of any kind; (vi) the Account is net of any portion thereof attributable to the sale of goods that have been returned, rejected, lost or damaged; (vii) if the Account arises from the sale of goods by Borrower, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreement, and such goods have been shipped to the Account Debtor or its designee; (viii) if the Account arises from the performance of services, such services have actually been performed and have been approved by the Account Debtor; (ix) the Account arose in the ordinary course of Borrower's business; (x) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Account Debtor has been received by Lender or Borrower; (xi) the Account is an Account for which Lender believes that the validity, enforceability or collection of the Account is not invalid or otherwise impaired; (xii) the Account Debtor is not a Subsidiary or Affiliate of Borrower; (xiii) the sale does not represent a sale pursuant to a government contract unless Borrower has complied, for the benefit of Lender, with the Assignment of Claims Act; (xiv) the Account is not an Account of an Account Debtor having its principal place of business or executive office outside the United States, unless the payment of such Account is guaranteed by an irrevocable letter of credit satisfactory to Lender or by credit insurance, satisfactory to Lender; (xv) the Account is not an Account on which the Account Debtor is obligated to Borrower under any Instrument; (xvi) the transaction which gave rise to the Account complies in all respects with all applicable laws, rules and regulations of any Governmental Authority; (xvii) the transaction which gave rise to the Account did not involve the issuance of a performance bond; and (xviii) the Account meets such other reasonable specifications and requirements which may from time to time be established by Lender.  Eligible Accounts shall not include that portion of an Account representing (i) interest or finance charges for past due balances or debit memos and (ii) Billings in Excess of Cost.

Eligible Inventory – Any and all raw material and finished goods Inventory of Borrower valued at the lower of cost (determined on a first-in/first-out basis) or market value located at Borrower's places of business shown on Schedule "5.2" attached hereto and made part hereof (and for which location Lender has received a landlord, warehouse or mortgagee waiver as determined by, and in form and substance satisfactory to, Lender), which (i) is not subject to any Lien (other than Liens granted under this Agreement and Permitted Liens, if applicable); (ii) is not slow moving, damaged, obsolete or unmerchantable, as determined by Lender in its sole discretion; (iii) meets all standards, if any, imposed by any Governmental Authority; (iv) is not Inventory held on consignment; (v) is not Inventory in-transit unless such Inventory (A) is in transit to one of Borrower's places of business shown on Schedule "5.2", (B) is owned by Borrower, (C) is insured to the full value thereof, and (D) is subject to negotiable bills of lading endorsed to, or non-negotiable bills of lading issued in the name of Lender, and covered by a Letter of Credit issued under the Revolving Credit; (vi) is situated at a location not owned by Borrower, provided that (x) the owner or occupier of such location has executed in favor of Lender a Lien Waiver Agreement or (y) Lender has instituted a reserve to the Borrowing Base in an amount equal to three (3) months’ rent under the lease for such location and (vii) meets such other reasonable specifications and requirements which may from time to time be established by Lender.

Environmental Laws – Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

ERISA – The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

Event of Default – Section 8.1.

Exchange Act – The Securities Exchange Act of 1934, as amended.

Executive Order No. 13224 – The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expenses – Section 9.6.

Fixed Charge Coverage Ratio – For any period, the ratio of (i) Consolidated Cash Flow minus unfunded Capital Expenditures minus Distributions minus Consolidated Tax Expenses paid in cash to (ii) principal payments on account of long term Indebtedness (excluding the Revolving Credit) plus Consolidated Interest Expense paid in cash, all as determined in accordance with GAAP.

GAAP – Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Lender and described in Section 5.7 herein.

Government Acts – Section 2.2(f).

Governmental Authority – Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Guarantor – any Person who may hereafter guaranty, as surety, all of the Obligations.

Hazardous Substances – Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

Hedging Agreements – Any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.).

Inactive Subsidiary – WPCS Incorporated, a Delaware corporation.

Indebtedness – Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, (vi) Disqualified Stock, (vii) all Obligations of such Person under Hedging Agreements, and (viii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Interest Hedging Instrument – Any documentation evidencing any interest rate swap, interest "cap" or "collar" or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.) between Borrower and Lender (or any Affiliate of Lender).

Inventory – All of the "inventory" (as that term is defined in the UCC) of Borrower, whether now existing or hereafter acquired or created.

IRS – Internal Revenue Service.

L/C Commitment – The sum of Two Million Dollars ($2,000,000).

L/C Fees – Section 2.7(c).

Letters of Credit – Standby letters of credit issued or to be issued by Lender for the account of Borrower pursuant to Section 2.2 herein.

Letter of Credit Amount – The sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at any time plus (ii) the aggregate amount of all drawings under Letters of Credit for which Lender has not been reimbursed at such time.

Letter of Credit Documents – Any Letter of Credit, any amendment thereto, any documents delivered in connection therewith, any application therefor, or any other documents (all in form and substance satisfactory to Lender), governing or providing for (i) the rights and obligations on the parties concerned or at risk, or (ii) any collateral security for such obligations.

Leverage Ratio – At any time, the ratio of Borrower's (i) Indebtedness to (ii) Tangible Net Worth.

LIBOR Applicable Margin – As of the Closing Date, two and three quarters percent (2.75%) per annum.  Thereafter, effective as of the first Business Day following receipt by the Lender of the annual financial statements required under Section 6.9(a)(iii) (each day of such delivery, an “Adjustment Date”), the LIBOR Applicable Margin shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Fixed Charge Coverage Ratio measured on a trailing twelve month basis as of the last day of the most recently completed fiscal year prior to the applicable Adjustment Date (each such period, a “Calculation Period”):

FIXED CHARGE COVERAGE RATIO	LIBOR APPLICABLE MARGIN
Greater than or equal to 1.20 to 1.00, but less than 1.50 to 1.00	2.75%
Greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	2.50%
Greater than or equal to 1.75 to 1.00	2.25%

If the Borrower shall fail to deliver the financial statements, certificates and/or other information required under Section 6.9(a)(iii) by the dates required pursuant to such section, each LIBOR Applicable Margin shall be conclusively presumed to equal the highest LIBOR Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected in such statements.

If, as a result of any restatement of, or other adjustment to, the foregoing financial statements or for any other reason, the Lender determines that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Lender, promptly upon demand by the Lender, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Lender shall have no obligation to repay interest to the Borrower; provided, that, if as a result of any restatement or other event a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest  that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

Notwithstanding the foregoing, at all times after the occurrence and during the continuance of a Default or Event of Default, the LIBOR Applicable Margin shall be two and three quarters percent (2.75%).

LIBOR Based Rate – The LIBOR Rate plus the LIBOR Applicable Margin.

LIBOR Interest Period – A period of one month duration during which the LIBOR Based Rate is applicable.

LIBOR Rate – The London Interbank Offered Rate (LIBOR) for a one-month period as published in the "Money Rates" Section of The Wall Street Journal on the applicable date as such rate may change from time to time.  If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, Lender may use a similar published one-month LIBOR Rate.

Lien – Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment.  For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Lien Waiver Agreement – Section 3.5.

Loans – The unpaid balance of Advances under the Revolving Credit.

Loan Documents – Collectively, this Agreement, the Note(s), the Surety and Guaranty Agreement, the Collateral Pledge Agreement, the Motorola Subordination Agreement, the Letter of Credit Documents, the Perfection Certificate, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

Lockbox – Section 2.3(b).

Material Adverse Effect – A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders' equity, contingent liabilities, prospects, material agreements or results of operations of Borrower, taken as a whole, or (b) Borrower's ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

Maximum Revolving Credit Amount – The sum of Twelve Million Dollars ($12,000,000).

Motorola Subordination Agreement – A duly executed subordination agreement between Motorola Solutions, Inc. (formerly known as Motorola, Inc.) and Lender, which subordination agreement shall be in form and substance satisfactory to Lender in its sole discretion.

Note(s) – The Revolving Credit Note.

Obligations – All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lender or any other subsidiary or Affiliate of Lender, whether under this Agreement, or any other existing or future instrument, document or agreement, between Borrower or Lender or any other subsidiary or Affiliate of Lender, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit, Reimbursement Obligations and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any Subsidiary of Borrower pursuant to an Interest Hedging Instrument; the payment of all amounts advanced by Lender or any other subsidiary or Affiliate of Lender to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lender or any other subsidiary or Affiliate of Lender.  Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender or any other subsidiary or Affiliate of Lender in connection with any Lockbox, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender or any other subsidiary or Affiliate of Lender to Borrower, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between Borrower and Lender or any other subsidiary or Affiliate of Lender.

Overadvance – Section 2.1(a)(i).

PBGC – The Pension Benefit Guaranty Corporation.

Perfection Certificate – The Perfection Certificate provided by Borrower to Lender on or prior to the Closing Date in form and substance satisfactory to Lender.

Permitted Acquisitions - shall mean acquisitions of the assets or Capital Stock of another Person so long as: (a) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of all such acquisitions do not exceed (i) $1,000,000 in the aggregate for any individual transaction and (ii) $2,500,000 in the aggregate during any fiscal year; (c) with respect to the acquisition of Capital Stock, such acquired company shall (i) have a positive EBITDA and tangible net worth, calculated in accordance with GAAP immediately prior to such acquisition, (ii) such acquired company shall be added as a Borrower to this Agreement pursuant to Section 6.19 hereof and be jointly and severally liable for all Obligations, and (iii) Lender shall be granted a first priority lien in all assets of such acquired company; (d) the acquired company or property is used or useful in the same or a similar line of business as Borrower was engaged in on the Closing Date (or any reasonable extensions or expansions thereof); (e) Lender shall have received a first-priority security interest in all acquired assets or Capital Stock, subject to documentation satisfactory to Lender; (f) the board of directors (or other comparable governing body) of such company shall have duly approved the transaction; (g) Borrower shall have delivered to Lender (i) a pro forma balance sheet and pro forma financial statements and a Quarterly Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Borrower would be in compliance with the financial covenants set forth in Section 6.8 as of the most recent fiscal quarter end and (ii)  financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to Lender; (h) if such acquisition includes general partnership interests or any other Capital Stock that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Capital Stock acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition; (i) no assets acquired in any such transaction(s) shall be included in the Borrowing Base until Lender has received a field examination and/or appraisal of such assets, in form and substance acceptable to Lender; and (j) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition.

Permitted Indebtedness – (a) Indebtedness to Lender in connection with the Revolving Credit and Letters of Credit or otherwise pursuant to the Loan Documents; (b) trade payables incurred in the ordinary course of Borrower's business; (c) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower to finance the purchase of fixed assets; provided that, (i) such Indebtedness incurred in any fiscal year shall not exceed $500,000, (ii) such Indebtedness shall not exceed the purchase price of the assets funded and (iii) no such Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing and (d) Indebtedness existing on the Closing Date that is identified and described on Schedule "1.1(a)" attached hereto and made part hereof.

Permitted Investments – (a) investments and advances existing on the Closing Date that are disclosed on Schedule "5.10(a)" and (b) (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency, (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (A) such bank has a combined capital and surplus of at least $500,000,000, or (B) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof and (v) loans to WPCS Australia in an aggregate amount not to exceed $1,000,000, which loan(s) shall be evidenced by a promissory note, the original of which shall, upon the request of Lender, be delivered to Lender, together with a collateral assignment of such promissory note executed by Borrower in favor of Lender.

Permitted Liens – (a)  Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets security purchase money Indebtedness permitted under Section 7.6; provided that, (i) such Lien attached to such assets concurrently, or within 20 days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender; (d) Liens existing on the Closing Date and shown on Schedule "1.1(b)" attached hereto and made part hereof; and (e) Liens in favor of Lender.

Person – An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

Property – Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Quarterly Compliance Certificate – Section 6.10.

Regulation D – Regulation D of the Board of Governors of the Federal Reserve System comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

Reimbursement Obligations – Section 2.2(c).

Revolving Credit – Section 2.1(a).

Revolving Credit Closing Fee – Section 2.7(a).

Revolving Credit Maturity Date – January 26, 2015, or such later date as Lender may, in its sole and absolute discretion, designate in writing to Borrower.

Revolving Credit Note – Section 2.1(b).

Subcontractor Reserve – A reserve to the Borrowing Base in an amount equal to the aggregate amount owing by the Borrower to all of its subcontractors.

Subsidiary – With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

Subsidiary Stock – All of the issued and outstanding Capital Stock of any Subsidiary owned by any Borrower.

Surety and Guaranty Agreement – Any surety and guaranty agreement to be executed by any Guarantor in favor of Lender, in form and substance satisfactory to Lender, after the Closing Date.

Tangible Net Worth – At any time, the amount by which all of Borrower's consolidated assets (less (i) trademarks, copyrights, goodwill, covenants not to compete, and all other assets which would be classified as intangible assets under GAAP; and (ii) assets owing from Affiliates, officers, directors, shareholders and employees), exceed all of Borrower's consolidated liabilities, all as would be shown on Borrower's consolidated balance sheet prepared in accordance with GAAP.

Tax and Judgment Liens – Collectively, that certain (i) state tax lien filed against Walker Communications, Inc. in Solano County, California on December 23, 2011 with respect to unpaid taxes in the amount of $6,164.03, (ii) state tax lien filed against Clayborn Contracting Group, Inc. in Placer County, California on March 30, 2011 with respect to unpaid taxes in the amount of $1,046.54 and (iii) judgment lien filed in the New Jersey Central Database on July 8, 2010 against Voacolo Electric Incorporated in favor of Dennis M. Doyle in the amount of $47,735.87.

UCC – The Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania, as the same may be amended from time to time.

Undrawn Availability – At a particular date, an amount equal to (a) the Borrowing Base minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to Borrower’s trade creditors which are outstanding more than sixty (60) days past their due date, plus (iii) fees and expenses for which Borrower is liable to Lender but which have not been paid by Borrower.

WPCS Australia – WPCS Australia Pty Ltd., an entity organized under the laws of Australia.

Other Capitalized Terms – Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.2 Accounting Principles.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement.

1.3 Construction.  No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.  A Default or Event of Default shall be deemed to exist and be “continuing” at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Lender pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement.

SECTION II. THE LOANS

2.1 Revolving Credit – Description.

a. i.           Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a revolving credit facility (collectively, the "Revolving Credit") which shall include cash Advances extended by Lender to or for the benefit of Borrower as well as Letters of Credit issued for the account of Borrower from time to time hereunder.  The aggregate principal amount of unpaid cash Advances, plus the Letter of Credit Amounts, shall not at any time exceed the Borrowing Base.  Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lender, to or for the benefit of Borrower, and, subject to the provisions of Section 8 below, shall be due and payable on the Revolving Credit Maturity Date.  If the aggregate principal amount of unpaid cash Advances, plus the Letter of Credit Amounts at any time exceeds the Borrowing Base (such excess referred to as "Overadvance"), Borrower shall immediately repay the Overadvance in full.

ii. Lender may, at all times, be entitled to reduce or increase the advance rates and standards of eligibility under this Agreement.

b. At Closing, Borrower shall execute and deliver a promissory note to Lender for the Maximum Revolving Credit Amount ("Revolving Credit Note").  The Revolving Credit Note shall evidence Borrower's unconditional obligation to repay Lender for all Advances made under the Revolving Credit, with interest as herein provided.  Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof.  The Revolving Credit Note shall be in form and substance satisfactory to Lender.

c. The term of the Revolving Credit shall expire on the Revolving Credit Maturity Date.  On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof, and without impairing any rights under Section 3.1, all sums owing under the Revolving Credit shall be due and payable in full, and as of and after such date Borrower shall not request and Lender shall not make any further Advances under the Revolving Credit.

2.2 Letters of Credit.

a. As a part of the Revolving Credit and subject to its terms and conditions (including, without limitation, the Borrowing Base), Lender shall make available to Borrower Letters of Credit which shall not exceed, in the aggregate at any one time outstanding, the L/C Commitment. Notwithstanding the foregoing, all Letters of Credit shall be in form and substance reasonably satisfactory to Lender.  No Letter of Credit shall be issued with an expiry date later than the earlier of (i) three hundred sixty five (365) days from the date of issuance for a stand-by letter of credit or (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date.  Borrower shall execute and deliver to Issuer all Letter of Credit Documents required by Lender for such purposes.  Each Letter of Credit shall comply with the Letter of Credit Documents.

b. Each Letter of Credit issued from time to time under the Revolving Credit which remains undrawn (and the amounts of draws on Letters of Credit prior to payment as hereinafter set forth) shall reduce, dollar for dollar, the amount available to be borrowed by Borrower under the Revolving Credit.

c. In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, Lender shall promptly notify Borrower and Borrower shall immediately reimburse Lender on the day when such drawing is honored, by either a cash payment by Borrower or, so long as no Event of Default has occurred and is continuing, in the absence of such payment by Borrower, and at Lender's option, by Lender automatically making or having been deemed to have made (without further request or approval of Borrower) a cash Advance under the Revolving Credit on such date to reimburse Lender.  Borrower's reimbursement obligation for draws under Letters of Credit along with the obligation to pay L/C Fees shall herein be referred to collectively as Borrower's "Reimbursement Obligations."  All of Borrower's Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to Letters of Credit issued hereunder on behalf of Borrower.

d. The obligation of Borrower to reimburse Lender for drawings made (or for cash Advances made to cover drawings made) under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

i. any lack of validity or enforceability of any Letter of Credit;

ii. the existence of any claim, setoff, defense or other right that Borrower or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

iii. any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

iv. payment by Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit unless Lender shall have acted with willful misconduct or gross negligence in issuing such payment;

v. any other circumstances or happening whatsoever that is similar to any of the foregoing; or

vi. the fact that a Default or Event of Default shall have occurred and be continuing.

e. If by reason of (i) any change after the Closing Date in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (ii) compliance by Lender with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

i. Lender shall be subject to any tax or other levy or charge of any nature or to any variation thereof (except for changes in the rate of any tax on the net income of Lender or its applicable lending office) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.2, whether directly or by such being imposed on or suffered by Lender;

ii. any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by Lender; or

iii. there shall be imposed on Lender any other condition regarding this Section 2.2 or any Letter of Credit; and the result of the foregoing is to directly or indirectly increase the cost to Lender of issuing, creating, making or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then and in any such case, Lender shall, after the additional cost is incurred or the amount received is reduced, notify Borrower and Borrower shall pay on demand such amounts as may be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the applicable interest rate under the Revolving Credit.  A certificate signed by an officer of Lender as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to Borrower by Lender shall, except for manifest error and absent written notice from Borrower to Lender within ten (10) days from submission, be final, conclusive and binding for all purposes.

f. i.           In addition to amounts payable as elsewhere provided in this Section 2.2, without duplication, Borrower hereby agrees to protect, indemnify, pay and save Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of the Letters of Credit or (b) the failure of Lender to honor a drawing under any Letter of Credit as a result of any such act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called "Government Acts") in each case except for claims, demands, liabilities, damages, losses, costs, charges and expenses arising solely from acts or conduct of Lender constituting gross negligence or willful misconduct.

ii. As between Borrower and Lender, Borrower assumes all risks of the acts and omissions of or misuse of the Letters of Credit issued by Lender by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Lender shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance if such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher, unless any of the foregoing are caused by Lender's gross negligence or willful misconduct; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission of any document or required in order to make a drawing under such Letter of Credit or of the proceeds thereof, unless caused by Lender's gross negligence or willful misconduct; (G) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) for any consequences arising from causes beyond the control of Issuer, including, without limitation, any Government Acts.  None of the above shall affect, impair or prevent the vesting of any of Lender's rights or powers hereunder

iii. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Lender in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of Lender to Borrower.

2.3 Reserved.

2.4 Advances and Payments.

a. Except to the extent otherwise set forth in this Agreement (or in the case of an Interest Hedging Instrument under the applicable agreements), all payments of principal and of interest on the Revolving Credit, Reimbursement Obligations and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower, shall be made to Lender at its main banking office, 1500 Market Street, 25th floor, Centre Square West, Philadelphia, Pennsylvania 19102, in United States dollars, in immediately available funds.  Lender shall have the unconditional right and discretion (and Borrower hereby authorizes Lender) to charge Borrower's checking, operating and/or deposit account(s) for all of Borrower's Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of Expenses. Alternatively, Lender may in its discretion (and Borrower hereby authorizes Lender to) make a cash Advance under the Revolving Credit in a sum sufficient to pay all interest accrued and payable on the Obligations and to pay all costs, fees and Expenses owing hereunder.  Borrower acknowledges that Borrower’s failure to maintain sufficient funds in any checking, operating or deposit account for payment of any of the Obligations, or Lender’s failure to charge any such account shall not relieve Borrower of any payment obligation under this Agreement or any other Loan Document.  Any payments received prior to 3:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day.  Any payments (including any payment in full of the Obligations), received after 3:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

b. Borrower shall establish and maintain a lockbox account ("Lockbox") with Lender (on terms and conditions satisfactory to Lender) and a depository account(s) ("Cash Collateral Account") subject to the provisions of this subparagraph.  Borrower shall instruct all Account Debtors to make all payments on Accounts through the Lockbox.  Borrower shall then cause (and Lender is hereby irrevocably authorized to cause) the transfer of such collections from the Lockbox into the Cash Collateral Account.  Deposits into the Cash Collateral Account shall be applied by Lender daily, subject to Lender's standard clearing procedures and clearing periods for deposited funds, to reduce the outstanding principal amount under the Revolving Credit.  All collections of Accounts and proceeds of other Collateral to the extent received by Borrower shall be held in trust for the benefit of Lender and remitted, in specie, to Lender for deposit in the Cash Collateral Account immediately upon receipt by Borrower.  Borrower shall have no right of access to or withdrawal from the Cash Collateral Account; provided that if there are no outstanding Advances and no Default or Event of Default has occurred and is continuing, then all collections of Accounts shall be, subject to Lender's standard clearing procedures and clearing periods for deposited funds, transferred to Borrower's operating account with Lender.  All funds deposited into the Lock Box Account and Cash Collateral Account shall immediately become the property of Lender.

c. i.           Cash Advances which may be made by Lender from time to time under the Revolving Credit shall be made available by crediting such proceeds to Borrower's operating account with Lender.

ii. All cash Advances under the Revolving Credit must be requested by 2:00 p.m. Eastern time, on the date such cash Advance is to be made.

iii. All requests for an Advance are to be in writing pursuant to a written request executed by an Authorized Officer in the form of Exhibit “B” (“Advance Request”) attached hereto and made part hereof.  Such request may be sent by telecopy, facsimile transmission or attachment to e-mail, provided that Lender shall have the right to require that receipt of such request not be effective unless confirmed via telephone with Lender.

iv. Upon receiving a request for an Advance in accordance with subparagraph (ii) above, and subject to the conditions set forth in this Agreement, Lender shall make the requested Advance available to Borrower as soon as is reasonably practicable thereafter on the day the requested Advance is to be made.

d. The balance of the Advances and availability under the Revolving Credit will be determined as follows:

i. Domestic checks received by Lender on or before 3:00 p.m. Eastern time of any Business Day are to be deemed received by Lender on such Business Day;

ii. Domestic checks received by Lender after 3:00 p.m. Eastern time of any Business Day are to be deemed received by Lender on the following Business Day;

iii. Any other form of proceeds received by Lender is to be deemed received by Lender when the Lender has received notification of collection (if notice of collection is received on or before 3:00 p.m. Eastern time of any such Business Day, such proceeds are to be deemed to have been received by the Lender on such Business Day; if notice of collection is received after 3:00 p.m. Eastern time of any such Business Day, such proceeds are to be deemed to have been received by the Lender on the following Business Day);

iv. Any credit(s) to the account of Borrower are conditioned upon final payment to Lender at its office in cash or solvent credits;

v. Any item(s) not collected or not paid are to be charged as a debit against the Advances or any account of Borrower maintained with Lender.

e. Interest will continue to accrue on the amount of any funds or other proceeds received by Lender for a period of one (1) Business Day after receipt thereof.

2.5 Interest.  The unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof, at the per annum rate equal to the LIBOR Based Rate.  Changes in the interest rate applicable to the Revolving Credit shall become effective on the same day that there is a change in the LIBOR Rate.  Interest on the Revolving Credit shall be payable monthly, in arrears, on the first day of each calendar month, beginning on the first day of the first full calendar month after the Closing Date.

2.6 Additional Interest Provisions.

a. Interest on the Loans shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

b. After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding principal under the Loans, shall be increased by four hundred (400) basis points.  All such increases may be applied retroactively to the date of the occurrence of the Event of Default.  Borrower agrees that the default rate payable to Lender is a reasonable estimate of Lender's damages and is not a penalty.

c. All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

d. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

e. Borrower hereby authorizes Lender to automatically deduct from any deposit account of Borrower the amount of any applicable loan payment including all payments of interest, principal and other sums due (“Automatic Payment”), from time to time, under this Agreement and/or any Note.  If the funds in the account are insufficient to cover any payment due, Lender is not obligated to advance funds to cover the payment; however, Lender has the sole and absolute discretion to make such an advance to cover the payment and may charge Borrower's loan account for such advance.  The failure of Lender so to charge any account or to give any such notice does not affect the obligation of Borrower or Guarantor to pay interest, principal or other sums as provided herein, in any Note or in any Guaranty executed by a Guarantor. At any time and for any reason, the Lender may terminate the Automatic Payment.

2.7 Fees and Charges.

a. At Closing, Lender shall have fully earned and Borrower shall unconditionally pay to Lender, a non-refundable fee with respect to the Revolving Credit ("Revolving Credit Closing Fee") of Sixty Thousand Dollars ($60,000), less amounts previously paid thereon.

b. Borrower shall pay to Lender a fee in the amount of two and one quarter percent (2.25%) per annum of the face amount of each Letter of Credit issued by Lender.  Such fee shall be payable quarterly in arrears on the first day of each calendar quarter and at the expiration or termination of the Letter of Credit.  In addition, Borrower shall pay to Lender, upon billing therefor, all of Lender's standard commissions for the issuance of banker's acceptances and standard charges for issuance, amendment, extension and cancellation of the Letter of Credit.  All such fees and charges are referred to herein collectively as the "L/C Fees."

c. If, for any calendar month during the term of this Agreement, the average daily unpaid balance of the Advances for each day of such calendar month does not equal the Maximum Revolving Credit Amount, then Borrower shall pay to Lender a fee at a rate equal to .375% per annum on the amount by which the Maximum Revolving Credit Amount exceeds such average daily unpaid balance.  Such fee shall be payable to Lender in arrears on the first day of each calendar month with respect to the previous calendar month.

d. Borrower shall unconditionally pay to Lender a collateral monitoring fee equal to $1,000 per month commencing on the first day of the calendar month following the Closing Date and on the first day of each calendar month thereafter.  The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

e. Borrower shall unconditionally pay to Lender, on demand, a field examination fee in an amount equal to $900 per day for each person employed to perform such examination, plus all costs and disbursements incurred by Lender in the performance of such examination or analysis, relating to any field examination, collateral analysis or other business analysis, the need for which is to be determined by Lender and which evaluation is undertaken by Lender or for Lender’s benefit.

f. Borrower shall unconditionally pay to Lender a late charge equal to the greater of (i) three percent (3%) of any and all payments of principal or interest on the Loans that are not paid or (ii) $25.00 within fifteen (15) days of the due date.  Such late charge shall be due and payable regardless of whether Lender has accelerated the Obligations.  Borrower agrees that any late fee payable to Lender is a reasonable estimate of Lender's damages and is not a penalty.

2.8 Prepayments.  Borrower may prepay the Revolving Credit in whole or in part at any time or from time to time, and may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.  In the event the Obligations are prepaid in full and this Agreement is terminated in accordance with the foregoing sentence prior to the Revolving Credit Maturity Date (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrower shall pay to Lender an early termination fee in an amount equal to (i) three percent (3%) of the Maximum Revolving Credit Amount if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (ii) one percent (1%) of the Maximum Revolving Credit Amount if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the third anniversary of the Closing Date and (iii) zero dollars ($0.00) at all times thereafter.

2.9 Use of Proceeds.  The extensions of credit under and proceeds of the Revolving Credit shall be used to refinance certain existing Indebtedness owing to Bank of America, for working capital and for general corporate purposes.

2.10 Capital Adequacy.  If Lender reasonably determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies which occurs after the date hereof, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, which occurs after the date hereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy generally (whether or not having the force of law) issued after the date hereof, has the effect of reducing the return on  Lender’s or such holding company's capital as a consequence of the Lender’s obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount reasonably deemed by Lender to be material, then  Lender may notify Borrower thereof.  Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within ninety (90) days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement is to be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods.

SECTION III. COLLATERAL

3.1 Collateral.  As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents:

a. Personal Property.  Borrower hereby assigns and grants to Lender, a continuing Lien on and security interest in, upon and to all assets of Borrower, including but not limited to the following Property, all whether now owned or hereafter acquired, created or arising and wherever located:

i. Accounts – All Accounts;

ii. Chattel Paper – All Chattel Paper;

iii. Documents – All Documents;

iv. Instruments – All Instruments;

v. Inventory – All Inventory;

vi. General Intangibles – All General Intangibles;

vii. Equipment – All Equipment,

viii. Fixtures – All Fixtures;

 ix. Deposit Accounts – All Deposit Accounts (including any Permitted Investments that constitute Deposit Accounts);

 x. Goods – All Goods;

xi. Letter of Credit Rights – All Letter of Credit Rights;

xii. Supporting Obligations – All Supporting Obligations;

xiii. Investment Property – All Investment Property (including any Permitted Investments that constitute Investment Property, and excluding any Subsidiary Stock in excess of 65% of the Capital Stock of any such Subsidiary that is not organized or incorporated in the United States or any State or territory thereof);

xiv. Commercial Tort Claims – All Commercial Tort Claims identified and described on Schedule "5.20" (as amended or supplemented from time to time);

xv. Property in Lender's Possession – All Property of Borrower, now or hereafter in Lender's possession; and

xvi. Proceeds – The Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) through (xv).

3.2 Lien Documents.  At Closing and thereafter as Lender deems necessary, Borrower shall execute and/or deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender and its counsel):

a. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where Borrower is organized and in any other jurisdiction that Lender deems appropriate;

b. Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.

3.3 Other Actions.

a. In addition to the foregoing,  Borrower shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder and the delivery of motor titles with Lender’s lien noted thereon.  At Lender's reasonable request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all notes, stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

b. Lender is hereby authorized to file financing statements and amendments to financing statements without Borrower's signature, in accordance with the UCC.  Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, including financing statements listing "All Assets" in the collateral description therein.  Borrower agrees to comply with the requests of Lender in order for Lender to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, immediately discharging all Liens other than Permitted Liens, executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Letter of Credit Rights and Investment Property.

3.4 Searches, Certificates.

a. Lender shall, prior to or at Closing, and thereafter as Lender may determine from time to time, at Borrower's expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

i. UCC searches with the Secretary of State and local filing office of each state where Borrower is organized, maintains its executive office, a place of business, or assets; and

ii. Judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (i) above.

b. Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Lender good standing certificates showing Borrower to be in good standing in its state of organization and in each other state in which it is doing and presently intends to do business for which qualification is required.

3.5 Landlord’s and Warehouseman’s Waivers.  Upon request by Lender, Borrower will cause each owner of any premises occupied by Borrower or to be occupied by Borrower and each warehouseman of any warehouse, where, in either event Collateral is held, to execute and deliver to Lender an instrument, in form and substance satisfactory to Lender, under which such owner(s) or warehouseman subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Lender to remain on such premises to dispose of or deal with any Collateral located thereon (a “Lien Waiver Agreement”).

3.6 Filing Security Agreement.  A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.7 Accounts.  Each of the Accounts shall be a bona fide and valid Account representing a bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Account is created.  Same shall be due and owing in accordance with the Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Lender.  Each Account Debtor, to the best of Borrower’s knowledge, as of the date each Account is created, is and will be solvent and able to pay all Accounts on which the Account Debtor is obligated in full when due or with respect to such Account Debtors of Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Accounts.  Borrower will not, without Lender’s consent, compromise or adjust any material amount of the Accounts (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower.

3.8 Power of Attorney.  Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following:  (i) at any time (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower's Accounts or proceeds of other Collateral; (b) execute and/or file in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Lender hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Lender's security interest or Lien in the Collateral; (c) send verifications of Accounts to any Account Debtor; and (d) notify Account Debtors of Lender’s security interest in the Collateral; and (ii) at any time following the occurrence of an Event of Default: (1) demand payment of the Accounts; (2) enforce payment of the Accounts by legal proceedings or otherwise; (3) exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts and any other Collateral; (4) settle, adjust, compromise, extend or renew the Accounts; (5) settle, adjust or compromise any legal proceedings brought to collect Accounts; (6) prepare, file and sign Borrower’s name on a proof of claim in bankruptcy or similar document against any Account Debtor; (7) prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; (8) receive, open and dispose of all mail addressed to Borrower and (9) do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  Lender shall have the right at any time during the continuance of an Event of Default to change the address for delivery of mail addressed to Borrower.

SECTION IV. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender's counsel):

4.1 Resolutions, Opinions, and Other Documents.  Borrower shall have delivered, or caused to be delivered to Lender the following:

a. this Agreement, the Notes and each of the other Loan Documents all properly executed;

b. financing statements and each of the other documents to be executed and/or delivered by Borrower or any other Person pursuant to this Agreement;

c. certified copies of (i) resolutions of Borrower's board of directors' or managing members (as applicable) authorizing the execution, delivery and performance of this Agreement, the Notes to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof and (ii) Borrower's articles or certificate of incorporation and by-laws or certificate of formation and operating agreement, as applicable;

d. an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures;

e. a written opinion of Borrower's independent counsel addressed to Lender and opinions of such other counsel as Lender deems reasonably necessary;

f. a collateral audit of Borrower's assets, liabilities, books and records, satisfactory in all respects to Lender;

g. such financial statements, reports, certifications and other operational information as Lender may reasonably require, satisfactory in all respects to Lender;

h. certification by the Chief Financial Officer of Borrower that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower since April 30, 2011;

i. payment by Borrower of all fees including, without limitation, Revolving Credit Closing Fee and Expenses associated with the Loans;

j. searches and certificates required under Section 3.4;

k. the Motorola Subordination Agreement;

l. an initial Borrowing Certificate dated the Closing Date (including, without limitation, a calculation of Borrower’s Undrawn Availability); and

m. such other documents reasonably required by Lender.

4.2 Due Diligence.  Lender and/or its agents or representatives shall have completed due diligence with respect to Borrower’s financial condition and operations, including, without limitation, credit and field examinations, appraisals of the Collateral, inspections of Borrower’s premises and personal background, business and credit history investigations on all members of senior management of Borrower, with all of the foregoing to be in form and substance satisfactory to Lender.

4.3 Undrawn Availability.  At the Closing Date (after giving effect to the initial Advances), Borrower shall have Undrawn Availability of at least $2,000,000.

4.4 Absence of Certain Events.  At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

4.5 Warranties and Representations at Closing.  The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date.  Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

4.6 Compliance with this Agreement.  Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

4.7 Officers' Certificate.  Lender shall have received a certificate dated the Closing Date and signed by the President or Chief Financial Officer of Borrower certifying that all of the conditions specified in this Section have been fulfilled.

4.8 Closing.  Subject to the conditions of this Section, the Loans shall be made available on such date (the "Closing Date") and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof ("Closing").

4.9 Waiver of Rights.  By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

4.10 Conditions for Future Advances.  The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and its counsel) following the Closing Date:

a. This Agreement and each of the other Loan Documents shall be effective;

b. No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Advance, which could have a Material Adverse Effect;

c. No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

d. Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.4 hereof;

e. No Lien (other than a Permitted Lien) has been imposed on Borrower; and

f. Each representation and warranty set forth in Section 5 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION V. REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the initial Advances under the Revolving Credit and Loans to Borrower, Borrower warrants and represents to Lender that:

5.1 Corporate Organization and Validity.

a. Each Borrower (i) is a corporation, duly organized and validly existing under the laws of (a) in the case of WPCS, the State of Delaware, (b) in the case of WPCS Suisun City, the State of California, (c) in the case of WPCS Seattle, the State of Washington, (d) in the case of WPCS Portland, the State of Oregon, (e) in the case of WPCS Hartford, the State of Connecticut, and (f) in the case of WPCS Lakewood and WPCS Trenton, the State of New Jersey, (ii) has the appropriate power and authority to operate its business and to own its Property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not have a Material Adverse Effect.  A list of all states and other jurisdictions where Borrower is qualified to do business is shown on Schedule "5.1" attached hereto and made part hereof.

b. The making and performance of this Agreement and the other Loan Documents will not violate any law, government rule or regulation, court or administrative order or other such order, or the charter, minutes or bylaw provisions of Borrower, or of Borrower's operating agreement or partnership agreement, as applicable, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound.  Borrower is not in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could have a Material Adverse Effect, or of its charter, minutes or bylaw provisions, or of Borrower's operating agreement or partnership agreement, as applicable.

c. Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

d. This Agreement, the Notes to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

5.2 Places of Business.  The only places of business of  Borrower, and the places where Borrower keeps and intends to keep its Property, are at the addresses shown on Schedule "5.2" attached hereto and made part hereof.

5.3 Pending Litigation.  There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened in writing, against Borrower in any court or before any Governmental Authority except as shown on Schedule "5.3" attached hereto and made part hereof.  To the knowledge of Borrower, there are no investigations (civil or criminal) pending or threatened in writing against Borrower in any court or before any Governmental Authority.  Borrower is not in default with respect to any order of any Governmental Authority.  To the knowledge of Borrower, no director or executive officer of Borrower has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

5.4 Title to Properties.  Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

5.5 Governmental Consent.  Neither the nature of Borrower or of its business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of this Agreement, the Notes or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower.

5.6 Taxes.  All tax returns required to be filed by Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower.

5.7 Financial Statements.  The annual audited consolidated and consolidating balance sheet of Borrower as of April 30, 2011, and the related statements of profit and loss, stockholder's equity and cash flow as of such date accompanied by reports thereon from Borrower's independent certified public accountants (complete copies of which have been delivered to Lender), and the interim consolidated and consolidating balance sheet of Borrower as of October 31, 2011, and the related statements of profit and loss, stockholder's equity and cash flow as of such date have been prepared in accordance with GAAP and present fairly the financial position of Borrower as of such dates and the results of its operations for such periods.  The fiscal year for Borrower currently ends on April 30.  Borrower's federal tax identification number and state organizational identification number for UCC purposes are as shown on Schedule "5.7" attached hereto and made part hereof.

5.8 Full Disclosure.  The financial statements referred to in Section 5.7 of this Agreement do not, nor does any other written statement of Borrower to Lender in connection with the negotiation of the Loans, contain any untrue statement of a material fact.  Such statements do not omit a material fact, the omission of which  would make the statements contained therein  misleading.  There is no fact known to Borrower which has not been disclosed in writing to Lender which has or could have a Material Adverse Effect.

5.9 Subsidiaries.  Borrower does not have any Subsidiaries or Affiliates, except as shown on Schedule "5.9" attached hereto and made part hereof.

5.10 Investments, Guarantees, Contracts, etc.

a. Borrower does not own or hold equity or long term debt investments in, or have any outstanding advances to, any other Person, except as shown on  Schedule "5.10(a)," attached hereto and made part hereof.

b. Borrower has not entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as shown on Schedule "5.10(b)," attached hereto and made part hereof.

c. Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could have a Material Adverse Effect.

d. Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

5.11 Government Regulations, etc.

a. The use of the proceeds of and Borrower's issuance of the Notes will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  Borrower does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation U.

b. Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business.

c. As of the date hereof, no employee benefit plan ("Pension Plan"), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability.  Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan and is not a member of any Controlled Group (as defined in ERISA).  Borrower has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi employer pension plan in which Borrower participates.  All Employee Benefit Plans and multi employer pension plans in which Borrower participates are shown on Schedule "5.11(c)" attached hereto and made part hereof.

d. Borrower is not in violation of or receipt of written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including, without limitation, Environmental Laws or government procurement regulations), a violation of which causes or could cause a Material Adverse Effect.

e. Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

5.12 Business Interruptions.  Within five (5) years prior to the date hereof, none of the business, Property or operations of Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower.  There are no pending or, to Borrower's knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Borrower.  Except as shown on Schedule “5.12”, no labor contract of Borrower is scheduled to expire prior to the Revolving Credit Maturity Date.

5.13 Names and Intellectual Property.

a. Within five (5) years prior to the Closing Date, Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule "5.13(a)" attached hereto and made part hereof.  Borrower is the sole owner of all names listed on such Schedule "5.13(a)" and any and all business done and all invoices issued in such trade names are Borrower's sales, business and invoices.  Each trade name of Borrower represents a division or trading style of Borrower and not a separate Subsidiary or Affiliate or independent entity.

b. All trademarks, service marks, patents or copyrights which Borrower uses, plans to use or has a right to use are shown on Schedule "5.13(b)" attached hereto and made part hereof and Borrower is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are shown on Schedule “5.13(b)”.  Borrower is not in violation of any rights of any other Person with respect to such Property.

c. Except as shown on Schedule "5.13(c)" attached hereto and made part hereof, (i) Borrower does not require any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to its customers in the ordinary course of business; and (ii) Lender will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services after the occurrence of an Event of Default.

5.14 Other Associations.  Borrower is not engaged and has no interest in any joint venture or partnership with any other Person except as shown on Schedule "5.14," attached hereto and made part hereof.

5.15 Environmental Matters.  Except as shown on Schedule "5.15," attached hereto and made part hereof:

a. To the best of Borrower's knowledge, no Property presently owned, leased or operated by Borrower contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

b. To the best of Borrower's knowledge, Borrower is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations.

c. Borrower has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance assessment with Environmental Laws and Borrower has no knowledge that any such notice will be received or is being threatened.

d. Hazardous Substances have not been transported or disposed of by Borrower or, to the best of Borrower’s knowledge, by any other Person, in a manner or to a location which are reasonably likely to give rise to liability of Borrower under any Environmental Law.

e. No judicial proceeding or governmental or administrative action is pending , or to the knowledge of Borrower, threatened under any Environmental Law to which Borrower is, or to Borrower's knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect on any natural resources or on Borrower's business, financial condition, Property or prospects under any Environmental Law.

5.16 Regulation O.  No director, executive officer or principal shareholder of Borrower is a director, executive officer or principal shareholder of Lender.  For the purposes hereof the terms "director" "executive officer" and "principal shareholder" (when used with reference to Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.17 Capital Stock.  The authorized and outstanding Capital Stock of Borrower is as shown on Schedule "5.17" attached hereto and made part hereof.  All of the Capital Stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities.  Except for the rights and obligations shown on Schedule "5.17," there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrower or any of the shareholders of Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre emptive rights held by any Person with respect to the shares of Capital Stock of Borrower.  Except as shown on Schedule "5.17," Borrower has not issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.18 Solvency.  After giving effect to the transactions contemplated under this Agreement, Borrower is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower's debts.  Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.19 Perfection and Priority.  This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid and enforceable Liens in all right, title and interest of Borrower in the Collateral, and when financing statements have been filed in the offices of the jurisdictions shown on Schedule "5.19," attached hereto and made part hereof under Borrower's name, Borrower will have granted to Lender first priority Liens in the Collateral, superior in right to any and all other Liens, existing or future.

5.20 Commercial Tort Claims.  As of the Closing Date, Borrower is not a party to any Commercial Tort Claims, except as shown on Schedule "5.20" attached hereto and made part hereof.

5.21 Letter of Credit Rights.  As of the Closing Date, Borrower has no Letter of Credit Rights, except as shown on Schedule "5.21," attached hereto and made part hereof.

5.22 Deposit Accounts.  All Deposit Accounts of Borrower are shown on Schedule "5.22," attached hereto and made part hereof.

5.23 Inactive Subsidiary.  The Inactive Subsidiary does not conduct any business or maintain any assets, and does not have any Indebtedness owing to any Person except certain Indebtedness owing to WPCS in the aggregate amount of $295,410.

5.24 Anti-Terrorism Laws.

a. General.  Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

b. Executive Order No. 13224.  Neither Borrower nor any Affiliate of Borrower, or to Borrower’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

i. a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

ii. a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

iii. a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

iv. a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

v. a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

vi. a Person who is affiliated with a Person listed above.

SECTION VI. BORROWER'S AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

6.1 Payment of Taxes and Claims.  Borrower shall pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower's Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by Borrower, and if  Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower's title to, and its right to use, its Property are not materially adversely affected thereby.

6.2 Maintenance of Properties and Corporate Existence.

a. Property – Borrower shall maintain its Property in good condition (normal wear and tear excepted) make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by Borrower.

b. Property Insurance, Public and Products Liability Insurance – Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen's compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower.  At or prior to Closing, Borrower shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may require, and any certificates of insurance shall be issued on Acord Form-27.  In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender's Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender's interest may appear.  Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of Borrower.  Borrower hereby appoints Lender as Borrower's attorney in-fact, exercisable at Lender's option to endorse any check  which may be payable to Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this Section may be applied by Lender, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its discretion may from time to time determine.  Borrower further covenants that all insurance premiums owing under its current policies have been paid.  Borrower shall notify Lender, immediately, upon Borrower's receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

c. Financial Records – Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.  Borrower shall not change its fiscal year end date without the prior written consent of Lender, which consent shall not be unreasonably withheld (it being acknowledged and agreed by Borrower that such consent may be conditioned upon Lender’s receipt of a fully executed amendment to this Agreement modifying certain of the measurement dates, calculation periods and dates for delivery of financial statements so as to conform to the revised fiscal year end date, which amendment shall be in form and substance satisfactory to Lender in its reasonable discretion).

d. Corporate Existence and Rights – Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.

e. Compliance with Laws – Borrower shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, Environmental Laws and government procurement regulations) and shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain causes or could cause a Material Adverse Effect.  Borrower shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or any Property of Borrower.

6.3 Business Conducted.  Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill.  Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Borrower immediately prior to the Closing Date.

6.4 Litigation.  Borrower shall give prompt notice to Lender of any litigation claiming in excess of Two Hundred Fifty Thousand Dollars ($250,000) from Borrower, or which may otherwise have a Material Adverse Effect.

6.5 Issue Taxes.  Borrower shall pay all taxes (other than taxes based upon or measured by any Lender's income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of any lien documents.  The obligations of Borrower hereunder shall survive the payment of Borrower's Obligations hereunder and the termination of this Agreement.

6.6 Bank Accounts.  Borrower shall maintain its major depository and disbursement account(s) with Lender.

6.7 Employee Benefit Plans.  Borrower shall (a) fund all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Lender, promptly upon Lender's request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Lender of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto.  Borrower will make all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise Lender upon (x) its receipt of notice of the assertion against Borrower of a claim for withdrawal liability, (y) the occurrence of any event which, to the best of Borrower's knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower, and (z) upon the occurrence of any event which, to the best of Borrower's knowledge, would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.8 Financial Covenants.   Borrower shall maintain and comply with the following financial covenants:

a. Fixed Charge Coverage Ratio – Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0, measured as of April 30, 2012 and as of each fiscal quarter end thereafter, in each such case on a trailing two (2) quarter basis.

b. Leverage Ratio – Borrower shall maintain a Leverage Ratio of not more than 1.75 to 1.0, measured as of each fiscal quarter end.

6.9 Financial and Business Information.  Borrower shall deliver or cause to be delivered to Lender the following:

a. Financial Statements and Collateral Reports:  such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

i. within forty (40) days after the end of each calendar month, the consolidated and consolidating income and cash flow statements of Borrower and its Subsidiaries for such month and for the expired portion of the fiscal year ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such month, setting forth in comparative form the corresponding figures as at the end of the corresponding periods of the previous fiscal year, all in reasonable detail and certified by Borrower's chief financial officer to have been prepared from the books and records of Borrower;

ii. within fifty (50) days after the end of each fiscal quarter, the consolidated and consolidating income and cash flow statements of Borrower and its Subsidiaries for such quarter and for the expired portion of the fiscal year ending with the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding periods of the previous fiscal year, all in reasonable detail and certified by Borrower's chief financial officer to have been prepared from the books and records of Borrower;

iii. within one hundred five (105) days after the end of each fiscal year of Borrower, the consolidated and consolidating income and cash flow statements of Borrower and its Subsidiaries for such year, and the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by an independent public accounting firm acceptable to Lender, and unqualifiedly certified to have been prepared in accordance with GAAP, and such independent public accountants shall also unqualifiedly certify that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of Borrower during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (or if such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of Borrower;

iv. within twenty (20) days of the end of each calendar month, Borrower's accounts receivable aging report (including a detail of Billings in Excess of Cost), accounts payable aging report (including a specific line item for any amounts owing to Borrower’s subcontractors), inventory reports and such other reports as Lender reasonably deems necessary, certified by Borrower's chief financial officer as true and correct, all in form and substance satisfactory to Lender;

v. no later than the last calendar day of each fiscal year-end, Borrower's annual consolidated and consolidating financial statement projections for the upcoming fiscal year on a monthly basis, including income, cash flow statements and Undrawn Availability projections of Borrower and its Subsidiaries for each such month, and the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of each such month, all in reasonable detail and certified by Borrower's chief financial officer to have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared; and

vi. (A) at the time of each Advance and (B) on a monthly basis within twenty (20) days of each month-end, or more frequently if requested by Lender, a borrowing certificate prepared as of the close of business on the Business Day immediately preceding Borrower’s transmittal thereof, in the form of Exhibit "C" attached hereto and made part hereof ("Borrowing Certificate"), as such Exhibit may change from time to time at Lender’s discretion.  So long as any Borrowing Certificate shall be required to be delivered on a monthly basis in accordance with the foregoing sentence, the value of the Eligible Accounts and Eligible Inventory evidenced by such Borrowing Certificate shall not be reduced based on collections received until the delivery of a Borrowing Certificate in the immediately succeeding month.

b. Notice of Event of Default – promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

c. Notice of Claimed Default – promptly upon receipt by Borrower, written notice of default, given to Borrower by any creditor for Indebtedness for borrowed money, otherwise holding long term Indebtedness of Borrower; and

d. Securities and Other Reports – all reports filed by the Borrower with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

6.10 Officers' Certificates.  Along with the set of financial statements delivered to Lender at the end of each fiscal quarter pursuant to Section 6.9(a)(ii) hereof and the annual financial statements delivered pursuant to Section 6.9(a)(iii) hereof, Borrower shall deliver to Lender a certificate ("Quarterly Compliance Certificate") (in the form of Exhibit "D," attached hereto and made part hereof) from the chief financial officer, chief executive officer or president of Borrower (and as to certificates accompanying the annual financial statements of Borrower, also certified by Borrower's independent certified public accountant) setting forth:

a. Event of Default – that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

b. Covenant Compliance – the information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 6.8 of this Agreement, as of the end of the period covered by the financial statements delivered.

6.11 Audits and Inspection.  Borrower shall permit any of Lender's officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrower (provided that, while an Event of Default exists, Lender may make such visits and inspections during business hours without prior notice), to examine and audit all of Borrower's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrower's expense at the standard rates charged by Lender for such activities, plus Lender's out-of-pocket expenses (including, without limitation, any amounts due under Section 2.7(f) of this Agreement, all of which amounts shall be Expenses).

6.12 Tax Returns, Financial Statements and Other Reports.  Promptly after each fiscal year of WPCS (but in any event no later than August 1, or February 1 if Borrower files an extension), Borrower shall promptly furnish, or shall cause to be furnished, to Lender copies of (a) the annual federal and state income tax returns of Borrower for the immediately preceding year, (b) the income tax return of Guarantor for the immediately preceding year and (c) personal financial statement (on Lender's form) for Guarantor, if an individual.  Borrower further agrees that, if requested by Lender, it shall promptly furnish Lender with copies of all reports filed with any federal, state or local Governmental Authority.

6.13 Information to Participant.  Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co lender it may obtain in the Revolving Credit or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

6.14 Material Adverse Developments.  Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect it shall give to Lender telephonic notice specifying the nature of such development or information and such anticipated effect.  In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

6.15 Places of Business.  Borrower shall give thirty (30) days prior written notice to Lender of any changes in the location of any of its respective places of business, of the places where records concerning its Accounts or where its Inventory are kept, or the establishment of any new places of business (and in connection therewith, deliver to Lender a fully executed waiver described and required by Section 3.5 hereof), or the discontinuance of any existing place of business; provided that Borrower may not establish any place of business outside of the United States except as exists on the Closing Date, and otherwise in the ordinary course of business so long as no Property of any Borrower is maintained at such location.

6.16 Commercial Tort Claims.  Borrower will immediately notify Lender in writing in the event that Borrower becomes a party to or obtains any rights with respect to any Commercial Tort Claim.  Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim.  Borrower shall execute and deliver to Lender all documents and/or agreements necessary to grant Lender a security interest in such Commercial Tort Claim to secure the Obligations.  Borrower authorizes Lender to file (without Borrower's signature) initial financing statements or amendments, as Lender deems necessary to perfect its security interest in the Commercial Tort Claim.

6.17 Letter of Credit Rights.  Borrower shall provide Lender with written notice of any Letters of Credit for which Borrower is the beneficiary.  Borrower shall execute and deliver (or cause to be executed or delivered) to Lender, all documents and agreements as Lender may require in order to obtain and perfect its security interest in such Letter of Credit Rights.

6.18 Lost Documents.  Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document(s) which is not of public record and, in the case of any such destruction or mutilation, upon surrender and cancellation of such Note or other document(s), Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

6.19 Additional Borrower.  Upon any entity becoming a direct or indirect Subsidiary of Borrower, Borrower will provide Lender with written notice thereof setting forth information in reasonable detail describing all of the assets of such entity and shall (a) if required by Lender, cause such entity to execute a joinder agreement to this Agreement, (b) cause such entity to pledge all of its assets to Lender pursuant to this Agreement or otherwise in form and substance acceptable to Lender in its sole discretion, (c) cause such entity to execute a promissory note in favor of Lender, if required, and (d) deliver such other documentation as Lender may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such entity and favorable opinions of counsel to such entity (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form and substance reasonably satisfactory to Lender.  Nothing herein shall be deemed to permit the creation of a Subsidiary of Borrower otherwise prohibited under Section 7.4 hereof.

6.20 Remote deposit.  Upon the installation of remote deposit systems at certain of the Borrower locations, (i) any Borrower that has a remote deposit system installed at its location shall irrevocably deposit all checks in a deposit account maintained with (and as determined by) Lender via remote deposit on the date of receipt thereof and (ii) any Borrower that does not have a remote deposit system installed at its location shall deposit all checks in a depository account maintained at a local retail branch of Lender on the date of receipt thereof.

6.21 Post Closing Covenants.

a. Bank of America Deposit Accounts.  On or before the 60th day following the Closing Date, Borrower shall deliver evidence to Lender that all of the deposit accounts of Borrower maintained at Bank of America, N.A. have been closed.

b. Tax and Judgment Liens.  On or before the 60th day following the Closing Date, Borrower shall deliver evidence of the payment in full of the obligations related to each of the Tax and Judgment Liens and (ii) the release of each of the Tax and Judgment Liens filed with the relevant Governmental Authorities, in each case which evidence shall be satisfactory to Lender in its sole discretion.

c. Daily Transfer of Funds.  Effective January 30, 2012 and until such time that all of the deposit accounts of Borrower maintained at Bank of America have been closed pursuant to Section 6.21(a) above, Borrower shall cause all funds held in all depository accounts maintained with Bank of America, N.A. in excess of $1,500,000 in the aggregate to be transferred on a daily basis to a deposit account maintained with (and as determined by) Lender.

d. WPCS Australia Certificate.  On or before the 5th Business Day following the Closing Date, Borrower shall deliver (i) a certificate evidencing 65% of the shares of Capital Stock of WPCS Australia and (ii) a transfer document relating thereto executed in blank, which shall be in form and substance satisfactory to Lender in its sole discretion.

SECTION VII. BORROWER'S NEGATIVE COVENANTS.

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

7.1 Merger, Consolidation, Dissolution or Liquidation.

a. Borrower shall not engage in any Asset Sale other than equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such Asset Sale.

b. Borrower shall not merge or consolidate with any other Person, except for a merger or consolidation with or into any other Borrower, or commence a dissolution or liquidation.

7.2 Acquisitions.  Borrower shall not acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction, other than in connection with a Permitted Acquisition.

7.3 Liens and Encumbrances.  Borrower shall not: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

7.4 Transactions With Affiliates or Subsidiaries.

a. Borrower shall not enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless:  (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower, is a Borrower hereunder and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm's length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; or (ii) such transaction is intended for incidental administrative purposes.

b. Borrower shall not create or acquire any Subsidiary other than a Subsidiary that is organized or incorporated in the United States or any State or territory thereof and is joined as a Borrower hereto pursuant to Section 6.19 hereof.

c. Borrower shall not permit the Inactive Subsidiary to incur any Indebtedness, acquire any assets or conduct any business.

7.5 Guarantees.  Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person.

7.6 Distributions, Bonuses and Other Indebtedness.  Borrower shall not:  (a) declare or pay or make any forms of Distribution to holders of Borrower's Capital Stock; except for Distributions payable in stock or other equity interest, as the case may be, as required pursuant to the Rights Agreement, dated February 24, 2010 by and between WPCS and Interwest Transfer Co., Inc., (b) declare or pay any bonus compensation to its officers if an Event of Default exists or would result from the payment thereof; (c) hereafter incur or become liable for any Indebtedness other than Permitted Indebtedness; or (d) make any prepayments on any existing or future Indebtedness (other than the Obligations).

7.7 Loans and Investments.  Borrower shall not make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than Permitted Investments.

7.8 Use of Lenders' Name.  Borrower shall not use Lender's name in connection with any of its business operations.  Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of Lender.

7.9 Miscellaneous Covenants.

a. Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower's ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower is a party or by which it is or may be bound.

b. Borrower shall not carry or purchase any "margin stock" within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

7.10 Jurisdiction of Organization.  If a Registered Organization, Borrower shall not change its jurisdiction of organization.

SECTION VIII. DEFAULT

8.1 Events of Default.  Each of the following events shall constitute an event of default ("Event of Default"):

a. Payments – if Borrower fails to make any payment of principal or interest, including any Overadvance, under the Obligations on the date such payment is due and payable; or

b. Other Charges – if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement within five (5) Business Days of the date such payment is due and payable; or

c. Particular Covenant Defaults – if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Section 6.2(b), 6.8, 6.9, 6.10, 6.11 and Section 7 for which no cure period shall exist), such failure continues for fifteen (15) days after the occurrence thereof; or

d. Financial Information - if any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

e. Uninsured Loss – if there shall occur any uninsured damage to or loss, theft, or destruction in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate with respect to any portion of any Property of Borrower; or

f. Warranties or Representations – if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

g. Agreements with Others – (i) if Borrower shall default beyond any grace period in the payment of principal or interest of any Indebtedness of Borrower in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; or (ii) if Borrower otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower's obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment;

h. Other Agreements with Lender – if Borrower breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under, any Interest Hedging Instrument or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between Borrower and Lender; or

i. Judgments – if any final judgment for the payment of money in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

j. Assignment for Benefit of Creditors, etc. – if Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by  Borrower; or

k. Bankruptcy, Dissolution, etc. – upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided however, that Borrower shall have thirty (30) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such thirty (30) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

l. Receiver – upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Borrower or for Borrower's Property; or

m. Execution Process, etc. – the issuance of any execution or distraint process against any Property of Borrower; or

n. Termination of Business – if Borrower ceases any material portion of its business operations as presently conducted; or

o. Pension Benefits, etc. – if Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower's employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a "reportable event" as defined under ERISA occurs; or

p. Investigations – any indication or evidence received by Lender that reasonably leads it to believe Borrower may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of Borrower to any governmental entity, federal, state or local; or

q. Change of Control – if there shall occur a Change of Control; or

r. Surety and Guaranty Agreement –  if any breach or default occurs under the Surety and Guaranty Agreement, if any Guarantor dies, or if any Surety and Guaranty Agreement, or any obligation to perform thereunder is terminated; or

s. Liens – if any Lien in favor of Lender shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if Borrower or any Governmental Authority shall assert any of the foregoing; or

t. Material Adverse Effect – if there is any change in Borrower's financial condition which, in Lender's reasonable opinion, has or would be reasonably likely to have a Material Adverse Effect, or

u. Other Loan Documents – if any other Person (other than Lender) party to a Loan Document, breaches or violates any term, provision or condition of such Loan Document.

v. Management Changes – if (i) Andrew Hidalgo, as Chief Executive Officer of WPCS, or (ii) Joseph Heater, as Chief Financial Officer of WPCS, shall cease to be employed in either of such capacities.

w. WPCS Australia and Subsidiaries – (i) if WPCS Australia or any of its Subsidiaries fails to perform, comply with or observe any covenant or undertaking contained in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.8 (it being understood that the financial covenants are calculated on a consolidated basis with Borrower), 6.13 or 6.14 of this Agreement as if each covenant contained in such Sections applied to WPCS Australia and each of its Subsidiaries individually and such failure continues for fifteen (15) days after the occurrence thereof (other than with respect to the covenants contained in Sections 6.2(b) and 6.8 for which no cure period shall exist); or (ii) any of the events listed in Sections 8.1(e), 8.1(g), 8.1(i), 8.1(j), 8.1(k), 8.1(l), 8.1(m), 8.1(n), 8.1(o), 8.1(p) or 8.1(t) occur with respect to WPCS Australia or any of its Subsidiaries, or any other Subsidiary hereafter formed or acquired with the prior written consent of Lender as herein provided.

8.2 Cure.  Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

8.3 Rights and Remedies on Default.

a. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, withhold or cease making Advances under the Revolving Credit.

b. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, terminate the Revolving Credit and declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(j),(k) or (l) shall automatically cause an acceleration of the Obligations).

c. In addition to all other rights, options and remedies granted or available to Lender, under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), upon or at any time after the occurrence and during the continuance of an Event of Default, Borrower shall be obligated to deliver and pledge to Lender, cash collateral in the amount of 110% of the aggregate undrawn amount of all Letters of Credit outstanding at any time.

d. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause (iv) below which Lender may exercise at any time after an Event of Default and regardless of whether there is an acceleration), Lender may, in its discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

i. The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender); or

ii. By its own means or with judicial assistance, enter Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

iii. Require Borrower at Borrower's expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Lender at any place designated by Lender; or

iv. The right to reduce or modify the Borrowing Base or to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Revolving Credit or to take additional reserves against the Revolving Credit; or

v. The right to enjoin any violation of Section 7.1, it being agreed that Lender's remedies at law are inadequate.

e. Borrower hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower.  Borrower covenants and agrees not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder.  Lender shall have no obligation to clean up or prepare the Collateral for sale.  If Lender sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Lender.  Lender may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

8.4 Nature of Remedies.  All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full.  The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

8.5 Set Off.

a. Borrower and any Guarantor hereby grant to Lender a lien, security interest and a right of setoff as security for all liabilities and obligations to Lender, including, but not limited to, the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender, or in transit to any of them. At any time, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loan

b. If any bank account of Borrower or Guarantor with Lender, any other subsidiary or Affiliate of Lender or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrower or Guarantor, the immediate right of set off and may apply the funds or amount thus set off against any of Borrower's Obligations hereunder.

c. Any and all rights to require Lender to exercise its rights or remedies with respect to any other Collateral which secures the Obligations, prior to exercising its right of setoff with respect to such deposits, credits or other property of Borrower or any Guarantor, are hereby knowingly, voluntarily and irrevocably waived.  Lender is not required to marshal any present or future security for, or guarantees of, the obligations or to resort to any such security or guarantee in any particular order and Borrower and any Guarantor waive, to the fullest extent that it lawfully can, (a) any right they might have to require Lender to pursue any particular remedy before proceeding against them and (b) any right to the benefit of, or to direct the application of the proceeds of any Collateral until the Obligations  are paid in full.

SECTION IX. MISCELLANEOUS

9.1 Governing Law.  THIS AGREEMENT, AND ALL MATERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.  THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2 Integrated Agreement.  The Notes, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights and remedies.  If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3 Waiver.  No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

9.4 Indemnity.

a. Borrower releases and shall indemnify, defend and hold harmless Lender and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower's breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower's failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation Environmental Laws, etc.), and (iv) any claim by any other creditor of Borrower against Lender arising out of any transaction whether hereunder or in any way related to  the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Lender constituting willful misconduct or gross negligence.

b. Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof.  The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5 Time.  Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day.  Time is of the essence in Borrower's performance under all provisions of this Agreement and all related agreements and documents.

9.6 Expenses of Lender.  At Closing and from time to time thereafter, Borrower will pay upon demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Lender, any fees or expenses incurred by Lender under Section 6.11 for which Borrower is obligated thereunder, and reasonable charges of any expert consultant to Lender, (ii) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a "work-out" or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender and, with respect to clauses (ii) and (iii), reasonable allocated costs of internal counsel) (collectively, the "Expenses");

9.7 Brokerage.  This transaction was brought about and entered into by Lender and Borrower acting as principals and, except as disclosed on Schedule “9.7”, without any brokers, agents or finders being the effective procuring cause hereof.  Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction.  If any such claim is made on Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower's own cost and expense, including such party's reasonable counsel fees.  Borrower further agrees that until any such claim or demand is adjudicated in such party's favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.8 Notices.

a. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Lender to:	Sovereign Bank, N.A.

1500 Market Street, 25th floor

Centre Square West

Philadelphia, PA 19102

Attention: Robert Bushey, SVP

Telecopy No.: 215-568-9587

With copies to Bank Counsel:	Blank Rome LLP

130 N. 18th Street

Philadelphia, PA 19103

Attention: Michael C. Graziano, Esquire

Telecopy No.: 215-832-5387

If to Borrower to:	WPCS International Incorporated

One East Uwchlan Avenue, Suite 301

Exton, Pennsylvania 19341

Attention: Andrew Hidalgo, CEO

Telecopy No.: (610) 903-0401

With copies to Borrower's Counsel:	Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Attention: Thomas A. Rose, Esq.

Telecopy No.: (212) 930-9725
Borrower by any of the above methods shall be deemed to be given when so received.

c. Lender shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9 Headings.  The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10 Survival.  All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Notes, regardless of any investigation made by Lender or on its behalf.  All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder.  Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.  All indemnification obligations under this Agreement, including under Section 2.2, 6.5, 9.4, 9.6 and 9.7, shall survive the termination of this Agreement and payment of the Obligations for a period of one (1) year.

9.11 Successors and Assigns.

a. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.

b. Borrower and Guarantor agree to pay and perform, when due, all other debts, liabilities, duties, representations, covenants and warranties to any Affiliate or Participant of Lender, whether now or in the future existing, direct, indirect or acquired by negotiation, or the result of any derivative transaction, purchase, discount or assignment, primary or secondary, joint or several, fixed or contingent, (regardless of form, existence of collateral therefor, whether guaranteed, or subject to a participation agreement) secured or unsecured, whether arising from an extension of credit, funds transfers, letter of credit, deposit relationship, or otherwise, and any amendments, extensions or renewals thereof, together with all costs, taxes, expenses and attorneys' fees (whether or not charged by outside counsel) incurred in connection therewith.

c. Lender has the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower (or any Guarantor), to grant to one or more institutions or other persons (each a “Participant”) participating interests in Lender’s obligations to lend hereunder and/or any or all of the loans held by Lender hereunder. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender remains responsible for the performance of its obligations hereunder and Borrower is to continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder. Lender may furnish any information concerning Borrower or Guarantor in its possession from time to time to any prospective assignees and Participants, provided that Lender requires any such prospective assignee or Participant to maintain the confidentiality of such information.

d. Lender may at any time pledge, endorse, assign or transfer all or any portion of its rights under this Agreement or related Loan Documents including any portion thereof to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act. 12. U.S.C. Section 341.  No such pledge or enforcement thereof releases Lender
b. Any notice sent by Lender, or from its obligations under any of the Loan Documents.  Such rights exist without the need for Borrower’s (or any Guarantor's) consent.

e. Lender has the unrestricted right at any time or from time to time, and without the Borrower’s (or Guarantor’s) consent, to sell, assign, endorse, or transfer all or any portion of its rights and obligations hereunder to one or more banks or other entities (each, an “Assignee”) and Borrower (and Guarantor) agrees that it will execute, or cause to be executed such documents including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lender  deems necessary to effect the foregoing. In addition, at the request of Lender and any such Assignee, Borrower will issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes are issued in replacement of, but not in discharge of, the liability evidenced by the Notes held by Lender prior to such assignment and is to reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Lender and such Assignee, such Assignee is a party to this Agreement and has all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and Assignee, and Lender is to be released from its obligations hereunder and thereunder to a corresponding extent.

9.12 Duplicate Originals.  Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.13 Modification.  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14 Signatories.  Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15 Third Parties.  No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower.  Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower's duty of performance, including, without limitation, Borrower's duties under any account or contract with any other Person.

9.16 Discharge of Taxes, Borrower's Obligations, Etc.  Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fail to do so, to: (a) pay for the performance of any of Borrower's obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Borrower's Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP.  Expenses and advances shall be added to the Revolving Credit, and bear interest at the rate applicable to the Revolving Credit, until reimbursed to Lender.  Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.17 Withholding and Other Tax Liabilities.  Lender shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Lender's request, have given to Lender evidence, reasonably satisfactory to Lender, that Borrower has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance.   Copies of deposit slips showing payment shall constitute satisfactory evidence for such purpose.  In the event that any Lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrower.  In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth.  Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Revolving Credit and shall be paid by Borrower to Lender with interest thereon at the rate applicable to the Revolving Credit, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

9.18 Consent to Jurisdiction.  Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking.  Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.  Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

9.19 Additional Documentation.  Borrower shall execute and/or re-execute, and cause any Guarantor or other Person party to any Loan Document, to execute and/or re-execute and to deliver to Lender or Lender’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement which was incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered.  Borrower agrees to comply with any written request by Lender within ten (10) days after receipt by Borrower of such request.

9.20 Advertisement.

a. Lender, in its sole discretion, shall have the right to announce and publicize the financing established hereunder, as it deems appropriate, by means and media selected by Lender.  Such publication shall include all pertinent information relating to such financing, including without limitation, the term, purpose, pricing, loan amount, name of Borrower and location of any Real Property.

b. The form and content of the published information shall be in the sole discretion of Lender and shall be considered the sole and exclusive property of Lender.  All expenses related to publicizing the financing shall be the sole responsibility of Lender.

9.21 Waiver of Jury Trial.  BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

9.22 Consequential Damages.  Neither Lender nor agent or attorney of Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

 IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

WPCS INTERNATIONAL INCORPORATED

By: /s/ JOSEPH HEATER
Name: Joseph Heater
Title: Chief Financial Officer

WPCS INTERNATIONAL – SUISUN CITY, INC.

By: /s/ JOSEPH HEATER
Name: Joseph Heater
Title: Authorized Signatory

WPCS INTERNATIONAL – SEATTLE, INC.

By: /s/ JOSEPH HEATER
Name: Joseph Heater
Title: Authorized Signatory

WPCS INTERNATIONAL – PORTLAND, INC.

By: /s/ JOSEPH HEATER
Name: Joseph Heater
Title: Authorized Signatory

WPCS INTERNATIONAL – HARTFORD, INC.

By: /s/ JOSEPH HEATER
Name: Joseph Heater
Title: Authorized Signatory

WPCS INTERNATIONAL – LAKEWOOD, INC.

By: /s/ JOSEPH HEATER
Name: Joseph Heater
Title: Authorized Signatory

WPCS INTERNATIONAL – TRENTON, INC.

By: /s/ JOSEPH HEATER
Name: Joseph Heater
Title: Authorized Signatory

SOVEREIGN BANK, N.A.

By: /s/ ROBERT BUSHEY
Name: Robert Bushey
Title: Senior Vice President

EXHIBIT “A”

FORM OF AUTHORIZATION CERTIFICATE

(Borrower Letterhead)

Date: _______________

Sovereign Bank, N.A.

1500 Market Street, 25th floor

Centre Square West

Philadelphia, PA 19102

Attention: Robert Bushey, SVP

Telecopy No.: 215-568-9587

Dear _____________:

The following individuals are authorized to request loan advances against (Borrower’s Name) (“Borrower”) line of credit and transfer funds from any of Borrower’s accounts per written instructions received via fax:

Authorized Person	Title	Signature
1. _________________	_____________________	_______________________
2. __________________	_____________________	_______________________
3. __________________	_____________________	_______________________

The following personnel are authorized to sign all Borrowing Base Certificates:

Authorized Person	Title	Signature
1. _________________	_____________________	_______________________
2. __________________	_____________________	_______________________
3. __________________	_____________________	_______________________

Acknowledged and approved:

By:   ______________________________

Name:  ____________________________

Title:   _____________________________

EXHIBIT “B”

FORM OF REVOLVING CREDIT ADVANCE REQUEST

[BORROWER NAME]

[Address]

_______________________

_______________________

_______________________

(“Borrower”)

To:

Sovereign Bank, N.A.

1500 Market Street, 25th floor

Centre Square West

Philadelphia, PA 19102

Attention: Robert Bushey, SVP

Telecopy No.: 215-568-9587

(“Lender”)

Borrower hereby requests an Advance in the amount of $___________ pursuant to Section Section 2.1 of that certain Loan and Security agreement by and among Borrower and Lender dated January ___, 2012 (the “Loan Agreement”).

Borrower hereby represents and warrants to Lender as follows:

a. There exists no Default or Event of Default under the Loan Agreement.

b. All representations, warranties and covenants made in the Loan Agreement are true and correct as of the date hereof.

c. The aggregate principal amount of all Advances outstanding under the Revolving Credit are $_____________.

[BORROWER]

By: _________________________________

Name: ________________________________

Date: _____________, 200_	Title _________________________________

EXHIBIT “C”

FORM OF BORROWING BASE CERTIFICATE

[To be provided by Lender]

EXHIBIT “D”

QUARTERLY COMPLIANCE CERTIFICATE

_____________, 200_

Sovereign Bank, N.A.

1500 Market Street, 25th floor

Centre Square West

Philadelphia, PA 19102

Attention: Robert Bushey, SVP

Telecopy No.: 215-568-9587

The undersigned, the President of Borrower (as defined in the Loan Agreement referenced below), gives this certificate to Sovereign Bank, N.A. ("Lender"), in accordance with the requirements of Section 6.10 of that certain Loan and Security Agreement dated January __, 2012, by and between Borrower and Lender ("Loan Agreement").  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.           Based upon my review of the consolidated balance sheets and statements of income of Borrower for the fiscal period ending __________________, 200_, copies of which are attached hereto, I hereby certify that:

a. The Fixed Charge Coverage Ratio of Borrower is ___________________; and

b. The Leverage Ratio of Borrower is ___________________.

Attached as Schedule "A" are the details underlying such financial covenant calculations.

2.           No Default exists on the date hereof, other than: ____________________  [if none, so state]; and

3.           No Event of Default exists on the date hereof, other than: __________________ [if none, so state].

Very truly yours,

By: _______________________

Name: _____________________

Title: ______________________